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                                                                   EXHIBIT 10.17

                            WEB SERVICES AGREEMENT

This Web Services Agreement ("Agreement") is made and entered into as of the 2nd day of May, 2000 (the "Effective Date"), by and between Shoe Pavilion Corporation, a corporation organized and existing pursuant to the laws of the state of Washington, with principal offices at 3200-F Regatta Boulevard, Richmond, California 94804 ("SP"); and Shoesite.com dba Zappos.com, a corporation organized and existing pursuant to the laws of the State of California, with principal offices at 1000 Van Ness, Suite 213, San Francisco, California, 94109 ("Zappos"); with respect to the following facts and circumstances:

     WHEREAS, SP is engaged in the business of marketing and selling shoes at various store locations throughout the United States and through its electronic commerce Web site on the Internet at URL: www.ShoePavilion.com (the "SP Web
                                           --------------------       ------
Site");
----

     WHEREAS, Zappos is engaged in the business of marketing and selling shoes by designing, developing, hosting and maintaining an electronic commerce Web site on the Internet at URL: www.Zappos.com (the "Zappos Web Site") and
                              --------------       ---------------
providing back-end customer order and fulfillment services;

     WHEREAS, the parties desire that SP engage Zappos to exclusively design, develop, host and operate the SP Web Site, which will include providing electronic commerce capabilities and back-end customer order and fulfillment services by Zappos personnel at SP warehouse locations; and

     NOW, THEREFORE, the parties hereby agree as follows:

     1.  DEFINITIONS

               (a) "Deliverable" means the version of the SP Web Site to be
                   ------------
     delivered by Zappos to SP by a specified date in accordance with the Milestone Delivery Schedule. The Deliverables are set forth in Exhibit A
                                                                    ---------
     attached hereto.

               (b) "Design Specifications" means the written description of
                   -----------------------
     the SP Web Site's functional and aesthetic aspects, as prepared by Zappos and mutually agreed by the parties, including without limitation, the design, functions, interfaces and technical requirements, all as set forth in Exhibit C attached hereto. The parties agree that the SP Web Site shall
        ---------
     have functionalities similar to the Zappos Web Site.

               (c) "Intellectual Property Rights" means any and all now known or
                   ------------------------------
     hereafter existing rights associated with works of authorship or inventions throughout the universe, including but not limited to copyrights, patents, trademarks, and all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) relating to intangible property.

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               (d) "Maintenance" means (a) making such corrections to the SP Web
                    -----------
     Site and to related server hardware and network connections required to ensure that the SP Web Site will be available for use on the World Wide Web at all times and will conform to the Design Specifications,
     (b) tracking and reporting of usage patterns, and (c) establishing a back-up data protection plan for the SP Web Site.

               (e) "Milestone" means any task to be completed by SP by a
                    ---------
      specified date in accordance with the Milestone Delivery Schedule. The Milestones are set forth in Exhibit A attached hereto.

               (f) "Milestone Delivery Schedule" means the description attached
                    ---------------------------
      Whereto as Exhibit A of the Milestones and Deliverables to be delivered
                 ---------
      and the dates by which each Milestone is to be completed and each Deliverable is to be delivered to SP.

               (g)  "SP Content" means the existing online content of SP, as
                     ----------
     well as information with respect to inventor, product information, samples to be photographed, design structure, imagery, and any audio and audiovisual material, photographs, logos, trademarks, service marks, any materials provided by SP for incorporation in the SP Site and original elements of audiovisual or visual displays created hereunder specifically for SP.

               (h)  "SP Products" means the SP products to be offered for sale
                     -----------
      through the SP Web Site, as described in Exhibit B attached hereto. SP may modify Exhibit B in its sole discretion
             ---------
      from time to time in writing as necessary to meet-its business obligations.

               (i)  "Statement of Work" means the written description attached
                     -----------------
      hereto as Exhibit A of the work to be performed by Zappos in the
                ---------
      development of the ent of the SP Web Site.

               (j)  "SP Web Site" means the so-called HTML "home page" on the
                     -----------
     World Wide Web for the SP online storefront at URL: www.ShoePavilion.com, and other linked pages and all portions thereof, capable of running in a satisfactory manner, including without limitation, all HTML or other formatted text files, all related graphics files, data files, modules, routines and objects, and the computer software and all other script or program files required to exploit such materials and that collectively control the display of and user interaction with the SP Web Site and have the features and capabilities described in the Design Specifications, together with all Maintenance thereto.

          2.   DEVELOPMENT OF THE SP WEB SITE

              2.1 Zappos Obligations. Zappos will develop, and use commercially reasonable efforts to launch the SP Web Site on or before May 15, 2000. Specifically, but without limiting the generality of the foregoing, Zappos will be responsible for :

               (a) development, design and implementation of the interfaces and navigation (information design) for the SP Web Site, and development, installation and testing of the SP Web Site in accordance with the Design Specifications and Statement of Work;

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               (b)  providing or obtaining, at its expense, all necessary programming and other production services and hardware and software to implement the Design Specifications; and

               (c) delivering the Deliverables to SP, in conformity with the Design Specifications, the Statement of Work, and Milestone Delivery Schedule.

              2.2 SP Obligations. SP shall use commercially reasonable efforts to assist in Zappos' development of the SP Web Site described in Section 2.1. Without limiting the generality of the foregoing obligations, SP will be responsible for:

               (a) providing Zappos with initial access to the SP Content pursuant to the Milestone Delivery Schedule; an d

               (b) assisting in the migration of inventory data to the SP Web Site in the required format for all of the SP Products.

              2.3 Revisions. SP shall have ten (10) business days from the delivery of any Deliverable to review and request in writing from Zappos revisions to the Deliverable. Upon receipt of such requests, Zappos shall use commercially reasonable efforts to implement such revision requests that the Deliverable is within the scope of, and consistent with, the Design Specifications, and the Statement of Work.

              2.4 Exclusivity. The parties agree that Zappos will be the exclusive provider of web site development services, web site hosting services and web site operation services and capabilities (the "Exclusive Services") for the SP Web Site and for any other e-commerce enabled web site selling SP Products, subject to the right of SP to advertise SP Products on the Internet pursuant to advertising agreements currently in force between SP and each of Yahoo! and America Online.

              2.5 Delay in Implementation of Service. The parties acknowledge that the development and launch of the SP Web Site is a cooperative effort requiring the diligent efforts of both parties. Therefore, in the event the SP Web Site is not available on or before June 1, 2000, either party may, at any time thereafter, terminate this Agreement immediately upon written notice. Such termination will be each party's sole remedy and sole liability with respect to the failure of the SP Web Site to be available on or prior to such date.

     3.  OPERATION OF THE SP WEB SITE

              3.1 Operation of the SP Web Site. As between the parties, Zappos will be responsible for the Maintenance and operation of the SP Web Site. Zappos shall configure, install, house, maintain, upgrade, monitor, modify and operate the computer equipment, server and other software, network equipment and components, bandwidth and connectivity necessary to host and to operate the SP Web Site. Zappos shall operate the SP Web Site on Zappos' computer servers in a fashion substantially similar to the fashion in which it operates the Zappos Web Site. However, the parties acknowledge that the SP Web Site may not operate continuously

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or in an error-free fashion. SP will provide updated SP Content on a routine basis as business dictates, including updated product information reflecting current SP Products available for sale and providing samples of new SP Products to be photographed by Zappos.

              3.2 SP Web Site Payments and Order Fulfillment.

               (a) Zappos personnel will be responsible for credit card authorizations and processing of payments from customer purchase to Zappos' account. Zappos will be responsible for the fulfillment of customer purchases of SP Products on the SP Web Site, including without limitation, picking and packing shoes from SP's warehouse located at 3200-F Regatta Boulevard, Richmond, California 94804, shipping orders to customers pursuant to customer instructions; billing and collecting on customer orders, including authorizing and processing credit card transactions; and online customer sales support. Notwithstanding the foregoing, SP will at all times retain title to SP Products until the SP Products are shipped to the customer from SP's warehouse, at which time the title will pass to the customer .

               (b) SP will be responsible for providing SP Products to fulfill customer orders on the SP Web Site and agrees to keep Zappos updated of inventory levels. The SP Products will be sold to customers at sales prices and terms to be determined by SP, but in no event will such prices and terms differ from those of SP store locations .

               (c) Zappos will calculate, invoice, collect any and all state and local sales, gross receipts, use, property, license, value added, withholding, excise or similar tax, federal, state or local, levied or assessed with respect to the purchase of SP Products and any and all related duties, tariffs, imposts and similar charges ("Taxes") (other than any taxes arising on Client's net income) and shall remit all such Taxes to the appropriate authorities as and when due, and timely file any and all necessary forms and reports regarding the same. Zappos shall hold SP harmless from and against any failure of Zappos to collect and remit such Taxes, and shall provide SP with a quarterly report providing evidence of the payment thereof.

               (d) Zappos will provide SP with a daily reconciliation of the SP Products picked and packed from the SP Warehouse with the SP Products that were in fact shipped and sold.

            3.3 Customer Support. Zappos shall use commercially reasonable efforts to correct any non-conformity in the SP Web Site that causes the SP Web Site not to conform with the specifications therefor in Exhibit C. Zappos shall
                                                        ---------
provide customer support to users of the SP Web Site in the same manner it provides such support to users of the Zappos Web Site. SP shall not facilitate, instruct or encourage its walk-in store customers to contact Zappos for customer support.

            3.4 Zappos' Employees. Zappos shall maintain a staff of employees, including those located in the SP Warehouse, as required to meet Zappos' order fulfillment obligations and other obligations that require a presence in SP's physical locations, all of whom shall be the employees of Zappos but shall be subject to the rules, regulations, standards of service and conduct established by SP for its own employees. Zappos shall be responsible for all

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payments to be made to Zappos' employees and for the provision of worker's compensation insurance, payroll taxes and other obligations incurred in the hiring and use of its employees.

            3.5 Conduct of Zappos. Zappos shall: (i) never knowingly misrepresent SP Products; (ii) cause its advertising relating to the SP Products and the SP Web Site to be truthful; (iii) conduct its services under this Agreement so as to protect the business reputation of SP; (iv) comply with laws, rules and regulations applicable to its activities, including but not limited to advertising conducted by Zappos; and (v) exercise its reasonable efforts to meet future objectives established by SP with respect to the brands of SP Products carried and the depth of merchandise assortment.

            3.6 Settlement of Customer Disputes. Zappos shall bear all costs and expenses associated with processing of customer returns of SP Products in accordance with SP's prevailing policy for SP's store locations. SP will generally not accept returns (a) where the customer has worn the shoes, (b) where there is no shoe box accompanying the return, (c) where the customer does not have an original receipt, or (d) in similar situations where it would be difficult for SP to re-sell the shoes. Settlements of substantial disputes (including but not limited to disputes as to SP Product quality or refunds not meeting SP's prevailing policy for SP's store locations) with customers with regard to SP Products shall be under the control of SP and shall be settled by SP. SP shall adjust any such controversy in a reasonable manner, but shall in no event be required to give an allowance or make a refund in excess of the original cost to the customer of the merchandise.

     4.  MARKETING, ADVERTISING AND RIGHTS TO USER INFORMATION

            4.1 Promotion of the SP Web Site. SP shall use reasonable efforts to promote the SP Web Site, including without limitation promoting the SP Web Site through marketing and public relations channels available to SP as of the Effective Date, including on its shopping bags, receipts, advertisements, etc.

            4.2 Rights to User Information. The parties acknowledge that in connection with the operation of the SP Web Site, Zappos will collect certain user and transactional information about users of and transactions conducted through the SP Web Site ("SP User Information"). Zappos will provide reports of the SP User Information to SP to be mutually agreed by the parties. SP shall own all right, title and interest in all SP User Information. Zappos will protect and will not disclose any SP User Information and Zappos will: (a) use such SP User Information only as reasonably required for the performance of its obligations under this Agreement; (b) not deliver or disclose any SP User Information to any third party; and (c) not use any SP User Information to perform any services for any third party.

            4.3 Zappos Web Site. Zappos will have exclusive rights to feature SP products in the "Specials" section of the Zappos Web Site. It is agreed that the "Specials" section shall feature approximately various SP Products and will be updated on a daily basis.

     5. PUBLICITY. SP and Zappos shall cooperate to develop a mutually acceptable press release announcing the relationship described herein no later than 30 days from the

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Effective Date. SP and Zappos shall make such press release available on their respective Web sites and will distribute such press releases to the media. Under no circumstances may either party reveal the terms of this Agreement other than to potential investors or acquirors for diligence purposes or pursuant to the requirement of a governmental agency required by operation of law.

     6.  COSTS, FEES, AND PAYMENTS

           6.1 Costs. As between the parties, Zappos will bear all the costs associated with deploying the SP Web Site on the World Wide Web, rendering the Exclusive Services, including updating the SP Content, rendering fulfillment services for orders placed through the SP Web Site, including the payment of all packaging, shipping and freight costs, and performing any ongoing corrections, enhancements or support for the SP Web Site. Zappos will bear the production costs associated with presentation of SP Products for sale on the SP Web Site, including photography of sample SP Products provided by SP. SP will bear the cost associated with supplying SP Content, including updates to such content in the format required by Zappos, sample SP Products to be used in production, SP Products for order fulfillment and SP mailing labels. Zappos will bear all costs associated with supplying personnel to pick and package shoes at the SP warehouse.

            6.2 Payments. Zappos will provide SP with daily sales reports by sending SP an electronic file in a format previously agreed upon by the parties. Zappos will provide weekly reports to SP detailing (i) weekly gross sales, (iii) daily Taxes and duties collected in accordance with Section 3.2(c), using sales tax identification numbers provided by Zappos, (iii) quantity, product name and product number for all SP Products sold during the each day of the preceding week, (iv) the amount of discounts, credits and other adjustments from gross sales which may be deducted therefrom in the computation of Net Sales for such week, the resulting amount of Net Sales for such week, any other deductions permitted under this Agreement, and the computation of the amount of payable to SP thereunder for such week (the "Weekly Report"). Zappos will wire on a weekly basis to the commercial bank designated by SP below 80% of Net Sales collected during the preceding week. For purposes of this Agreement, "Net Sales" shall mean (i) the total (gross) amounts received for or in connection with any and all sales of merchandise, whether such sales shall be for cash or credit, all of which sales shall be accounted for and included as part of the total (gross) amounts; less (ii) customer returns, allowances, credits or refunds, and Taxes as are collected from customers.

     7.  WARRANTIES AND INDEMNIFICATIONS.

            7.1 Each party represents, warrants and covenants to the other party that it is a corporation duly organized, and has the power and authority to enter into this Agreement. Zappos warrants that the software and other materials created or used by Zappos in fulfilling its obligations under this Agreement (with the exception of materials provided by SP) will not infringe the proprietary rights of any third party, including any intellectual property, trade secrets, patents, trademarks, copyrights or other third right of such party. EXCEPT AS SET FORTH ABOVE, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER

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PARTY, EITHER EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF
MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

            7.2 Zappos agrees to defend, indemnify and hold harmless SP, its parent, subsidiaries and affiliates and their respective officers, directors, employees, and agents from and against all claims, actions, suits, demands, proceedings, obligations, liabilities, damages, losses, judgments and expenses (including costs of collection, attorneys' fees and other costs of defense) (collectively "Damages"), arising out of or resulting from claims or allegations of infringement of the proprietary rights of any third party, including any intellectual property, trade secrets, patents, trademarks, copyrights or other third right of such party arising out of Zappos' services under this Agreement.

     8.  TERM AND TERMINATION.

            8.1 Term and Termination. This Agreement will become effective on the Effective Date and shall remain force for an initial term ending on December 31, 2000. Thereafter, the term of this Agreement will continue until terminated as described in Section 8.

            8.2 Termination at Will. Either party may terminate this Agreement upon one hundred twenty (120) days' prior written notice at any time after the end of the initial term described in Section 8.1.

            8.3 Events of Default. A party may terminate this Agreement and its further obligations hereunder upon the occurrence of any of the following events of default (subject to Section 8.5) :

               (a) The other party ceases business in the ordinary course, makes an assignment for the benefit of its creditors, or lacks adequate funding to sustain business in the ordinary course for the next thirty (30) days; or

               (b) The other party is in material default of any provision of this Agreement.

            8.4 Cure Period for Event of Default. Upon the occurrence of any event of default entitling a party to terminate this Agreement, the non-defaulting party may send notice of termination, specifying the nature of the default, to the other party. The defaulting party may have 30 calendar days, following the date of such notice to enable it to cure the default to the non-defaulting party's satisfaction (assuming that the default is susceptible of cure). Failure to cure the default will result in termination without further notice by the non-defaulting party.

            8.5 Effect of Termination. Upon expiration or termination of this Agreement, each party shall return or destroy the Confidential Information (as defined herein) of the other party. The rights and obligations of the parties pursuant to Sections 3.2(c), 4.2, 6, 7, 8.5, 9.3, 9.4, 10, 11, 12 and 13 will survive termination or expiration of this Agreement for any reason.

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     9.  LICENSES AND OWNERSHIP

            9.1 Trademark License. Each party ("Licensor") grants to the other party ("Licensee") a non-exclusive, non-transferable, royalty-free right to display, the trademarks, domain names and logos adopted by Licensor ("Marks"), solely to perform Licensee's obligations under this Agreement. In addition, subject to Sections 5 and 9, Licensee may display the Marks on an appropriate area of its Web site indicating its business associates and strategic alliances.

            9.2 Review. Licensee shall submit to Licensor all representations of the Marks that Licensee intends to use in connection with the license granted in Section 9.1, for Licensor's approval of design, color, presentation, quality, and conformance with the Licensor's trademark and branding policies. Licensee shall not publish, disseminate, exhibit, or otherwise distribute any such representation without the Licensor's prior written permission. Once Licensor grants its approval, Licensor shall not unreasonably withdraw its approval, and Licensee will not be obligated to seek further approval for substantially similar uses of the Mark.

            9.3 Assignment of Goodwill. If Licensee, in the course of performing its services hereunder, acquires any goodwill or reputation in any of the Marks, all such goodwill or reputation will automatically vest in Licensor when and as, on an on-going basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to Licensee, and Licensee agrees to take all such actions necessary to effect such vesting. Licensee shall not contest the validity of any of the Marks or Licensor's exclusive ownership of them. During the term of this Agreement, Licensee shall not adopt, use, or register, whether as a corporate name, trademark, service mark or other indication of origin, any of the Marks, or any word or mark confusingly similar to them in any jurisdiction.

            9.4 Retained Rights. Each party hereby reserves all intellectual property rights not explicitly granted in this Agreement. For the avoidance of doubt, the parties agree that: (a) with the exception of the trade dress, graphical design and general appearance (the "look and feel") of the SP Web Site, Zappos owns all Intellectual Property Rights associated with the SP Web Site as delivered, including hardware, software, web design and programming; and
(b) SP owns the domain name www.ShoePavilion.com, the SP Marks and name, the SP
                            -------------------
Content as it currently exists and as it may be updated from time to time, the "look and feel" of the SP Web Site prior to, during and upon termination of this Agreement, and hardware, software, web design and programming currently used on the SP Web Site prior to any commencement of work by Zappos.

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     10.  LIMITATION OF LIABILITY. EXCEPT FOR ANY LIABILITY ARISING OUT OF A
BREACH OF SECTION 11 ("CONFIDENTIALITY") OR ZAPPOS' THIRD PARTY RIGHTS WARRANTY UNDER SECTION 7.1, OR ZAPPOS' INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.2, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF MARKET OR OPPORTUNITY AND/OR INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE HOWSOEVER ARISING (WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF ZAPPOS OR SP, OR THEIR RESPECTIVE EMPLOYEES OR AGENTS) IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, PURSUANT TO ANY CLAIM IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHER THEORY.

     11.  CONFIDENTIALITY

             11.1 "Confidential Information" is any information disclosed by one party to the other in connection with this Agreement and which the receiving party knows or has reason to know is regarded as confidential information by the disclosing party. The Confidential Information will include, but will not be limited to, trade secrets, the structure, sequence and organization of the source code of computer software, marketing plans, techniques, processes, procedures and formulae, sales information, sales volume, sales figures, earnings, business plans, business development plans, and mergers and acquisitions. For each item of Confidential Information, the party disclosing the item will be called the "Disclosing Party," and the party receiving the item will be called the "Receiving Party."

            11.2 Non-Use and Non-Disclosure. The Receiving Party shall hold all Confidential Information of the Disclosing Party in trust and confidence, and protect it as the Receiving Party would protect its own confidential information (which, in any event, will not be less than reasonable protection) and shall not use such Confidential Information for any purpose other than that contemplated by this Agreement. Unless agreed by the Disclosing Party in writing, the Receiving Party shall not disclose any Confidential Information of the Disclosing Party, by publication or otherwise, to any person other than employees and contractors (such as contract manufacturers or software developers) who (i) are bound to written confidentiality obligations consistent with and at least as restrictive as those set forth herein and (ii) have a need to know such Confidential Information for purposes of enabling a party to exercise its rights and perform its obligations pursuant to this Agreement. The foregoing confidentiality obligation will be effective for a period of three years after first disclosure of the Confidential Information pursuant to the terms of this Agreement, provided however, that each party will comply with any obligations of confidentiality as may be imposed pursuant to agreements with third parties for longer periods if the Disclosing Party discloses to the other in writing such obligations of confidentiality that may be imposed pursuant to such agreements with third parties at the time of disclosure.

            11.3 Exceptions. The obligations specified in Section 11.2 will not apply to any Confidential Information to the extent that:

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               (a)  it is already known to the Receiving Party without
     restriction prior to the time of disclosure by the Disclosing Party;

               (b) it is acquired by the Receiving Party from a third party without confidentiality restriction;

               (c) it is independently developed or acquired by the Receiving Party by employees or contractors without access to such Confidential Information ;

               (d) it is approved for release by written authorization of the Disclosing Party;

               (e) it is in the public domain at the time it is disclosed or subsequently falls within the public domain through no wrongful action of the Receiving Party;

               (f) it is furnished to a third party by the Disclosing Party without a similar restriction on that third party's right of disclosure;

               (g) it is disclosed pursuant to the requirement of a governmental agency or disclosure is permitted or required by operation of law, provided that the Receiving Party use its best efforts to notify the Disclosing Party in advance of such disclosure and seeks confidential treatment for such Confidential Information.

            11.4 Confidentiality of Agreement. Each party agrees that the terms and conditions of this Agreement will be treated as Confidential Information; provided that each party may disclose the terms and conditions of this
Agreement: (a) to legal counsel; (b) in confidence, to accountants, banks, and financing sources and their advisors; (c) in connection with promotional and marketing activities permitted by this Agreement; and (d) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.

            11.5 Maintenance of Confidentiality by Zappos Employees. To the extent that Zappos maintains employees and/or independent contractors at the SP Warehouse or other SP locations, such Zappos' employees and independent contractors shall be subject to the same confidentiality obligations and standards, including obligations and standards with regard to insider trading of SP Confidential Information, as SP's own employees.

          12.  JURISDICTION AND APPLICABLE LAW

            12.1 Arbitration. Any claim, dispute, or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof will, if not resolved within 30 days, may be submitted by either party to binding arbitration by the American Arbitration Association in the County of Contra Costa, State of California, United States of America under the commercial rules then in effect for that Association, except as provided herein. Each party shall choose one arbitrator within thirty (30) days of receipt of the notice of intent to arbitrate. Within sixty (60) days of receipt of the notice of intent to arbitrate, the two arbitrators will choose a neutral third arbitrator who will act as chairman. All chosen arbitrators

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must have experience related to the subject of the dispute. If no arbitrator is appointed within the times herein provided, or any extension of time that is mutually agreed upon, the Association will make such appointment within thirty (30) days of such failure. The parties will be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the Code of Civil Procedure of the State of California or any successor provision, whether or not the California Arbitration Act is deemed to apply to the arbitration. The award rendered by the arbitrators will include costs of arbitration, reasonable attorneys' fees, and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. Nothing in this Agreement will be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know how, or any other proprietary rights.

            12.2 Choice of Forum. The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, San Francisco Branch and the Superior and Municipal Courts of the State of California, San Francisco County, in any litigation arising out of the Agreement.

            12.3 Governing Law. This Agreement will be governed by and construed under the laws of the United States and the State of California, without regard to choice of law provisions.

     13.  MISCELLANEOUS.

            13.1 Event of Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted, or interfered with by reason of acts of God, acts of an governmental authority, riot, revolution, fires, or war, or other cause beyond the reasonable control of the parties hereto ("Force Majeure"), the party so effected will be excused from such performance until such Force Majeure is removed, provided that the party so affected will use its best efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. In no event will this provision apply to excuse a party from any payment obligations under this Agreement.

            13.2 Waiver. Any waiver of breach or default pursuant to this Agreement will not be a waiver of any other subsequent default. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition.

            13.3 Severability. To the extent that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision notwithstanding, the remaining provisions of this Agreement will remain in full force and effect and such invalid or unenforceable provision will be deleted.

            13.4 Assignment. Neither party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement (other than third-party technical infrastructure and the right to receive payments) without the other party's prior written consent, and any attempt to do so without that consent will be void; provided, however, that

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

either party may assign any of its rights or obligations under this Agreement in connection with a sale of substantially all of its assets, merger, public offering or other reorganization transaction, except to a direct competitor of the other party. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

            13.5 Notices. Any notice required or permitted pursuant to this Agreement must be in writing delivered by hand, overnight courier, telecopy, facsimile, or certified or registered mail to the address listed below and will be effective (i) upon receipt, (ii) if by overnight courier, two business days after deposit with DHL, UPS or FedEx for overnight delivery, or (iii) if by certified or registered mail, five business days after deposit in a U.S.P.S. mail box addressed as follows:

     Shoesite.com dba Zappos.com
     1000 Van Ness, Suite 213
     San Francisco, California  94109
     Attn:  Chief Executive Officer

     Shoe Pavilion Corporation
     3200-F Regatta Blvd.
     Richmond, California 94804
     Attn: Dmitry Beinus, Chief Executive Officer

            13.6 Amendment. No alteration, waiver, cancellation, or any other change or modification in any term or condition of this Agreement will be valid or binding on either party unless made in writing and signed by duly authorized representatives of both parties.

            13.7 Counterparts. This Agreement may be executed in one or more counterparts, including facsimiles, each of which will be deemed to be a duplicate original, but all of which, taken together, will be deemed to constitute a single instrument.

            13.8 Entire Agreement. The terms and conditions herein contained, including all Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any previous and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no other agreements, understandings, representations, or promises between the parties with respect to the subject matter of this Agreement.

            13.9 Construction. This Agreement is the product of negotiation between the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either party. Any ambiguity will not be interpreted against the drafting party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

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

Shoesite.com                                               Shoe Pavilion Corporation
dba Zappos.com

By:                                             By:

Name:                                           Name:

Title:                                          Title:

Date:                                           Date:

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

                                   Exhibit A


                               STATEMENT OF WORK

Milestones/Deliverable                         Milestone Delivery Schedule

Initial Access to SP Content                   April 25, 2000

Alpha Version (design & core functionality)    May 1, 2000

Beta Version
(full functionality subject to errors
excluding credit card functionality)           May 15, 2000

Final Version                                  May 20, 2000
(full functionality & errors corrected
excluding credit card functionality)

Launch Version/Scheduled Launch Date           May 20, 2000
(full functionality & errors corrected
including credit card functionality)

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

                                   Exhibit B


                                  SP Products

          The following are the products authorized by SP for ordering by customers on the SP Web Site and fulfillment by Zappos on behalf of SP through the SP Web Site :


All products currently being offered by SP for retail sale in SP stores, except for those products in the sole discretion of SP management, that it deems not appropriate for sale on the SP and Zappos Web Sites.

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

                                   Exhibit C



                             Design Specifications

The SP Web Site to have the exact same functionality and aesthetic aspects in terms of look and feel of the Zappos Web Site, including but not limited to, shopping cart functionality, credit card processing and payment, customer service, etc. all incorporating the SP branding.

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